Exhibit 11

January 31, 2014

Board of Trustees
Curian Variable Series Trust
7601 Technology Way
Denver, Colorado 80237

Re:  Opinion of Counsel – Curian Variable Series Trust

Ladies and Gentlemen:

I have acted as counsel to the Curian Variable Series Trust, a Massachusetts business trust (“Trust”), in connection with the Trust’s Registration Statement on Form N-14 that was filed with the Securities and Exchange Commission ( “Commission”) on or about December 23, 2013 (the “Registration Statement”), registering an indefinite number of Shares of Beneficial Interest (no par value) of the series of the Trust listed in Appendix A attached hereto as “Acquiring Fund” (“Shares”) to be issued pursuant to the Plan of Reorganization (“Plan”) by and between the Trust, on behalf of the Acquiring Fund and the corresponding series of the Trust listed in Appendix A as “Acquired Fund.”  The Plan provides for (1) the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange for Acquiring Fund Shares having an aggregate net asset value equal to the Acquired Fund’s net assets; (2) the Acquiring Fund’s assumption of all the liabilities of its Acquired Fund; (3) the distribution to the respective shareholders of the Acquiring Fund Shares; and (4) the complete termination of the Acquired Fund.

In connection with this opinion, I have examined the following documents:

(a)	the Registration Statement;
(b)	the Plan;
(c)	a copy of the Trust’s Declaration of Trust (“Declaration of Trust”) on file in the office of the Secretary of State of the Commonwealth of Massachusetts; and
(d)	the Trust’s Amended and Restated By-Laws and certain votes of the Trustees of the Trust.

In such examination, I have assumed the accuracy and completeness of each document, the genuineness of all signatures on original documents, the authenticity of all original documents reviewed by me, the conformity to original documents of all documents reviewed by me as facsimile, electronic, certified, conformed, or photostatic copies thereof, the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof and the legal competence of such individual executing any document. I have also assumed, for the purposes of this opinion, that the Plan, in substantially the form reviewed by me, are duly delivered by the parties thereto and that all of the conditions set forth in the Plan of Reorganization included in the Registration Statement shall have occurred prior to the issuance and sale of the Shares.

This opinion is based entirely on my review of the documents listed above. I have made no other review or investigation of any kind whatsoever, and I have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the laws of The Commonwealth of Massachusetts (other than the Massachusetts Uniform Securities Act, as to which I express no opinion) as applied by courts in such Commonwealth.

I understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is my opinion that the Shares, when issued and sold in accordance with the Registration Statement, the Plan and the Trust’s Declaration of Trust and By-laws, will be legally issued, fully paid and non-assessable, except that shareholders of the Trust may under certain circumstances be held personally liable for the Trust’s obligations.

A copy of the Trust’s Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. I note specifically that the obligations of or arising out of the Agreement and Plan are not binding upon any of the Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its interest under the Plan. I further note that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of the Plan are binding solely upon the assets or property of the Acquiring Fund.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/Diana R. Gonzalez
Diana R. Gonzalez
Assistant Vice President

Appendix A

Acquired Fund	Acquiring Fund
Curian/The Boston Company Multi-Alpha Market Neutral Equity Fund, a series of the Trust	Curian/Nicholas Convertible Arbitrage Fund, a series of the Trust